Exhibit 99.1

CONTACT:	Hilary Ginsberg
(212) 822-0767

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. REPORTS

FIRST QUARTER 2019 FINANCIAL RESULTS

New York, NY, April 24, 2019 - Apollo Commercial Real Estate Finance, Inc. (the “Company” or “ARI”) (NYSE:ARI) today reported financial results for the quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Reported net income available to common stockholders of $60.9 million, or $0.43 per diluted share of common stock, for the three months ended March 31, 2019;

•	Reported Operating Earnings (a non-GAAP financial measure defined below) of $68.4 million, or $0.50 per diluted share of common stock, for the three months ended March 31, 2019;

•	Generated $82.8 million of net interest income during the quarter from the Company’s $5.2 billion commercial real estate loan portfolio;

•	Committed $448.7 million to new commercial real estate loans ($441.8 million of which was funded at closing) and funded an additional $110.3 million for loans closed prior to the quarter;

•	Subsequent to quarter end, committed $75.6 million (£58.0 million) to a new commercial real estate loan;

•

Amended the master repurchase agreement with Goldman Sachs (the “Goldman Facility”) to increase borrowing capacity to $500 million from $300 million, bringing ARI’s total borrowing capacity to $3.2 billion as of March 31, 2019;

•	Issued 1,967,361 shares of common stock in connection with the conversion of the 5.50% Convertible Senior Notes due 2019 (the “2019 Notes”); and

•	Declared a $0.46 dividend per share of common stock for the three months ended March 31, 2019.

“ARI has had a strong start to 2019 committing to over $523 million of commercial real estate loans year-to-date,” said Stuart Rothstein, Chief Executive Officer and President of the Company. “As we approach ARI’s 10-year anniversary as a public company, we are extremely proud of the platform we have built, as well as ARI’s reputation as a reliable and creative capital solutions provider. The Company’s portfolio has surpassed the $5.0 billion mark and the pipeline remains healthy.”

First Quarter 2019 Investment Activity

New Investments - During the first quarter of 2019, ARI committed capital to the following commercial real estate loans:

•	$203.9 million first mortgage loan ($197.0 million of which was funded during the quarter)

•	$244.8 million of subordinate loans (all of which were funded during the quarter)

Funding of Previously Closed Loans - During the first quarter of 2019, ARI funded $110.3 million for loans closed prior to the quarter.

Loan Repayments - During the first quarter of 2019, ARI received $322.4 million from loan repayments, comprised of $192.4 million from first mortgage loans and $130.0 million from subordinate loans. ARI received $3.7 million in pre-payment penalties in connection with two of these repayments.

First Quarter 2019 Capital Markets Activity

Conversion and Maturity of Convertible Notes - ARI issued 1,967,361 shares of common stock and paid $0.7 million in cash in connection with the conversion and maturity of the remaining $34.5 million of outstanding 2019 Notes.

Expansion of Goldman Facility - ARI amended the Goldman Facility to expand borrowing capacity to $500 million from $300 million. The Goldman Facility matures in November 2019, plus two one-year extensions available at our option, subject to certain conditions.

Quarter End Commercial Real Estate Loan Portfolio Summary

The following table sets forth certain information regarding the Company’s commercial real estate loan portfolio at March 31, 2019 ($ amounts in thousands):

Description	Amortized Cost	Weighted Average Coupon (1)	Weighted Average All-in Yield (1)(2)	Secured Debt (3)	Cost of Funds	Equity at cost(4)
Commercial mortgage loans, net	$4,003,089	7.0%	7.8%	$2,159,767	4.1%	$1,843,322
Subordinate loans, net	1,183,910	12.9%	14.3%	—	—	1,183,910

Total/Weighted-Average	$5,186,999	8.4%	9.3%	$2,159,767	4.1%	$3,027,232

(1)	Weighted-Average Coupon and Weighted-Average All-in Yield are based on the applicable benchmark rates as of March 31, 2019 on the floating rate loans.
(2)	Weighted-Average All-in Yield includes the amortization of deferred origination fees, loan origination costs and accrual of both extension and exit fees.
(3)	Gross of deferred financing costs of $17.8 million.
(4)	Represents loan portfolio at amortized cost less secured debt outstanding.

Book Value

The Company’s book value per share of common stock was $16.13 at March 31, 2019 as compared to book value per share of common stock of $16.20 at December 31, 2018. The decrease is primarily driven by the vesting of stock awards related to our equity incentive plan.

Subsequent Events

The following events occurred subsequent to quarter end:

New Investments - ARI committed $75.6 million (£58.0 million) to a first mortgage loan.

Funding of Previously Closed Loans - ARI funded $41.3 million for previously closed loans.

Loan Repayments - ARI received $13.1 million from loan repayments, including $12.8 million from first mortgage loans and $0.3 million from subordinate loans.

Operating Earnings

Operating Earnings is a non-GAAP financial measure that we define as net income available to common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding), (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders, (iii) unrealized income from unconsolidated joint ventures, (iv) foreign currency gains (losses), other than (a) realized gains/(losses) related to interest income, and (b) forward point gains/(losses) realized on our foreign currency hedges, (v) the non-cash amortization expense related to the reclassification of a portion of our convertible senior notes to stockholders’ equity in accordance with GAAP, and (vi) provision for loan losses and impairments. Beginning with the quarter ended September 30, 2016, we slightly modified our definition of Operating Earnings to include realized gains (losses) on currency swaps related to interest income on investments denominated in a currency other than U.S. dollars. In addition, beginning with the quarter ended December 31, 2018, we further modified our definition of Operating Earnings to include the impact from forward points on our foreign currency hedges, which reflect the interest rate differentials between the applicable base rate for our foreign currency investments and USD LIBOR. These forward contracts effectively convert the rate exposure to USD LIBOR, resulting in additional interest income earned in U.S. dollar terms. These amounts are not included in GAAP net income. In order to conform to the 2018 year end presentation, which incorporates this modification, prior year Operating Earnings results presented below have been modified accordingly. Operating Earnings may also be adjusted to exclude certain other non-cash items, as determined by the Manager and approved by a majority of our independent directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures-Operating Earnings” in our quarterly report on Form 10-Q for the quarter ended March 31, 2019 for more information regarding Operating Earnings, including why we believe the measure provides useful information to investors regarding our financial condition and results of operations.

A significant limitation associated with Operating Earnings as a measure of our financial performance over any period is that it excludes unrealized gains (losses) from investments. In addition, our presentation of Operating Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Operating Earnings should not be considered as a substitute for our GAAP net income as a measure of our financial performance or any measure of our liquidity under GAAP.

Reconciliation of Operating Earnings to Net Income Available to Common Stockholders

The table below reconciles Operating Earnings and Operating Earnings per share of common stock with net income available to common stockholders and net income available to common stockholders per share of common stock for the three months ended March 31, 2019 and March 31, 2018 ($ amounts in thousands, except per share data):

	Three months ended March 31, 2019	Earnings Per Share(1)	Three months ended March 31, 2018	Earnings Per Share(1)
Operating Earnings:
Net income available to common stockholders	$60,923	$0.45	$42,598	$0.38
Adjustments:
Equity-based compensation expense	3,901	0.03	3,342	0.03
Loss on derivative instruments	6,720	0.05	11,032	0.10
Foreign currency gain, net(2)	(6,894)	(0.05)	(10,125)	(0.09)
Net realized gains relating to interest income on foreign currency hedges, net	418	—	(237)	—
Net realized gains relating to forward points on foreign currency hedges, net	2,431	0.02	174	—
Amortization of the convertible senior notes related to equity reclassification	909	—	1,140	0.01

Total adjustments:	7,485	0.05	5,326	0.05

Operating Earnings(3)	$68,408	$0.50	$47,924	$0.43

Basic weighted-average shares of common stock outstanding	134,607,107		110,211,853
Weighted-average diluted shares - Operating Earnings
Weighted-average diluted shares - GAAP	164,683,086		111,871,429
Weighted-average unvested RSUs	1,849,564		—
Reversal of hypothetical conversion of the convertible senior notes(4)	(30,075,979)		—

Weighted-average diluted shares - Operating Earnings	136,456,671		111,871,429

(1)	Certain per share amounts rounds to zero.
(2)

In order to conform to the 2019 presentation of the reconciliation from net income available to common stockholders to Operating Earnings, $0.2 million was reclassified from Foreign currency gain, net for the three months ended March 31, 2018.

(3)

For the computation of diluted Operating Earnings per share of common stock, for the three months ended March 31, 2019, $8.4 million of interest expense related to the Notes is not deducted from the numerator and the potentially dilutive shares related to the Notes are excluded from the denominator.

(4)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures-Operating Earnings” in our quarterly report on Form 10-Q for the quarter ended March 31, 2019 for more information.

Computation of Share Count for Operating Earnings

Basic weighted-average shares of common stock outstanding	134,607,107	110,211,853
Weighted-average unvested RSUs	1,849,564	1,659,576

Weighted-average diluted shares - Operating Earnings	136,456,671	111,871,429

Teleconference Details:

The Company will host a conference call to discuss its financial results on Thursday, April 25, 2019 at 10:00 a.m. ET. Members of the public who are interested in participating in the Company’s first quarter 2019 earnings teleconference call should dial from the U.S., (877) 331-6553, or from outside the U.S., (760) 666-3769, shortly before 10:00 a.m. and reference the Apollo Commercial Real Estate Finance, Inc. Teleconference Call (number 8078599). Please note the teleconference call will be available for replay beginning at 1:00 p.m. on Thursday, April 25, 2019 and ending at midnight on Thursday, May 2, 2019. To access the replay, callers from the U.S. should dial (855) 859-2056 and callers from outside the U.S. should dial (404) 537-3406, and enter conference identification number 8078599.

Webcast:

The conference call will also be available on the Company’s website at www.apolloreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the call will also be available for 30 days on the Company’s website.

Supplemental Information

The Company provides supplemental financial information to offer more transparency into its results and make its reporting more informative and easier to follow. The supplemental financial information is available in the investor relations section of the Company’s website at www.apolloreit.com.

About Apollo Commercial Real Estate Finance, Inc.

Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI) is a real estate investment trust that primarily originates, acquires, invests in and manages performing commercial real estate mortgage loans, subordinate financings, and other commercial real estate-related debt investments. The Company is externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, a leading global alternative investment manager with approximately $280.3 billion of assets under management as of December 31, 2018.

Additional information can be found on the Company’s website at www.apolloreit.com.

Dividend Reinvestment Plan

The Company adopted a Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). The Plan provides new investors and existing holders of the Company’s common stock with a convenient and economical method to purchase shares of its common stock. By participating in the Plan, participants may purchase additional shares of the Company’s common stock by reinvesting some or all of the cash dividends received on their shares of the Company’s common stock. In addition, the Plan permits participants to make optional cash investments of up to $10,000 per month, and, with the Company’s prior approval, optional cash investments in excess of $10,000 per month, for the purchase of additional shares of the Company’s common stock.

The Plan is administered by Equiniti Trust Company (“Equiniti”). Stockholders and other persons may obtain a copy of the Plan prospectus and an enrollment form by contacting Equiniti at (800) 468-9716 or (651) 450-4064, if outside the United States, or visiting Equiniti’s website at www.shareowneronline.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words believe, expect, anticipate, estimate, plan, continue, intend, should, may or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; the Company’s ability to deploy the proceeds of its capital raises or acquire its target assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (in thousands-except share data)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets:
Cash and cash equivalents	$109,343	$109,806
Commercial mortgage loans, net (includes $3,679,993 and $3,197,900 pledged as collateral under secured debt arrangements in 2019 and 2018, respectively)	4,003,089	3,878,981
Subordinate loans, net	1,183,910	1,048,612
Loan proceeds held by servicer	—	1,000
Other assets	36,540	33,720
Derivative assets, net	8,715	23,700

Total Assets	$5,341,597	$5,095,819

Liabilities and Stockholders’ Equity
Liabilities:
Secured debt arrangements, net (net of deferred financing costs of $17,828 and $17,555 in 2019 and 2018, respectively)	$2,141,939	$1,879,522
Convertible senior notes, net	558,664	592,000
Accounts payable, accrued expenses and other liabilities	91,557	104,746
Payable to related party	9,613	9,804

Total Liabilities	2,801,773	2,586,072
Commitments and Contingencies (see Note 14)
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series B preferred stock, 6,770,393 shares issued and outstanding ($169,260 liquidation preference)	68	68
Series C preferred stock, 6,900,000 shares issued and outstanding ($172,500 liquidation preference)	69	69
Common stock, $0.01 par value, 450,000,000 shares authorized, 136,254,352 and 133,853,565 shares issued and outstanding in 2019 and 2018, respectively	1,363	1,339
Additional paid-in-capital	2,671,100	2,638,441
Accumulated deficit	(132,776)	(130,170)

Total Stockholders’ Equity	2,539,824	2,509,747

Total Liabilities and Stockholders’ Equity	$5,341,597	$5,095,819

Apollo Commercial Real Estate Finance, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

(in thousands-except share and per share data)

	Three months ended March 31,
	2019	2018
Net interest income:
Interest income from commercial mortgage loans	$78,286	$52,114
Interest income from subordinate loans	40,839	33,853
Interest expense	(36,295)	(22,740)

Net interest income	82,830	63,227
Operating expenses:
General and administrative expenses (includes equity-based compensation of $3,901 and $3,342 in 2019 and 2018, respectively)	(6,151)	(4,998)
Management fees to related party	(9,613)	(8,092)

Total operating expenses	(15,764)	(13,090)
Other income	518	203
Foreign currency gain	6,894	10,125
Loss on derivative instruments (includes unrealized losses of $14,985 and $8,855 in 2019 and 2018, respectively)	(6,720)	(11,032)

Net income	$67,758	$49,433

Preferred dividends	(6,835)	(6,835)

Net income available to common stockholders	$60,923	$42,598

Net income per share of common stock:
Basic	$0.45	$0.38
Diluted	$0.43	$0.38

Basic weighted-average shares of common stock outstanding	134,607,107	110,211,853

Diluted weighted-average shares of common stock outstanding	164,683,086	111,871,429

Dividend declared per share of common stock	$0.46	$0.46